Exhibit 99.1

OLD POINT FINANCIAL CORPORATION 1ST QUARTER 2006

EARNINGS RELEASE

Hampton, Virginia, April 17, 2006: Old Point Financial Corporation (Nasdaq “OPOF”) announced today first quarter 2006 net income of $1.69 million as compared with $1.64 million earned in the fourth quarter of 2005 and $2.06 million earned in the first quarter of 2005. Total assets continue to grow - as of March 31, 2006 they were $781.66 million, up 5.63% from fourth quarter 2005 and 13.16% from the first quarter 2005 total of $690.73 million. Net loans increased by 5.50% from the end of 2005, and 21.15% to $517.20 million from $426.90 million on March 31, 2005. Total deposits as of March 31, 2006 increased by 4.42% from yearend 2005, and were up 8.39%, to $560.45 million from the 2005 first quarter total of $517.07 million.

“We are excited about our growth,” said Old Point Financial Corporation Chairman and CEO Robert F. Shuford. “Over the past year, we have opened three new offices, two of them in new geographic markets. In addition to the New Town office in Williamsburg, we have now established a good presence in Virginia Beach with our Independence office, and our new Eagle Harbor office in Isle of Wight is doing well. We have also been adding additional prominent business people to our regional boards, and their support has been invaluable.”

Basic earnings per share for the first quarter 2006 were $0.42, or $0.42 on a fully diluted basis.

Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 19-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider.

www.oldpoint.com

For More Information Contact: Lani Chisman Davis, Marketing Director, 757/728-1286

Old Point Financial Corporation

Consolidated Balance Sheets

				(dollars in Thousands)

				31-Mar-06	31-Dec-05	31-Mar-05
Assets
Cash and due from banks				$14,079	$13,602	$15,677
Federal Funds Sold				20,098	2,004	14,184
Cash & cash equivalents				34,177	15,606	29,861
Investments:
Securities available for sale, at fair value				188,135	192,943	195,323
Securities to be held to maturity (fair value approximates $3,231, $3,141 and $3,556)				3,223	3,123	3,525
Loans, net of allowance of $4,580, $4,448 and $4,028				517,203	490,249	426,902
Bank Premises and Equipment				21,475	21,277	19,213
Bank Owned Life Insurance				9,591	9,661	8,731
Other Assets				7,860	7,134	7,178

Total Assets				$781,664	$739,993	$690,731

				31-Mar-06	31-Dec-05	31-Mar-05
Liabilities
Noninterest-bearing deposits				$105,884	$98,686	$106,566
Savings deposits				205,266	195,833	195,707
Time Deposits				249,295	242,225	214,792

Total Deposits				560,445	536,744	517,065
Federal funds purchased, repurchase agreements and other borrowings				52,658	50,622	52,960
Federal Home Loan Bank Advances				95,000	80,000	50,000
Accrued expenses and other liabilities				2,579	1,571	2,171

Total Liabilities				$710,682	$668,937	$622,196

Stockholders’ Equity
Common stock, $5.00 par value				19,939	20,068	20,081

	3/31/06	12/31/05	3/31/05
Shares Authorized	10,000,000	10,000,000	10,000,000
Shares Outstanding	3,987,880	4,013,553	4,016,144
Additional paid-in capital				14,474	14,320	14,153
Retained earnings				39,265	39,074	36,190
Accumulated other comprehensive income				(2,696)	(2,406)	(1,889)

Total stockholders’ equity				70,982	71,056	68,535

Total liabilities and stockholders’ equity				$781,664	$739,993	$690,731

Old Point Financial Corporation

Consolidated Statements of Earnings

	3 Months Ended 31-Mar-06	3 Months Ended 31-Dec-05	3 Months Ended 31-Mar-05
	(Dollars in Thousands, except per share amounts)
Interest Income
Interest and Fees on loans	$8,299	$7,988	$6,754
Interest on federal funds sold	52	60	35
Interest on securities
Taxable	1,288	1,314	1,375
Tax exempt	388	407	444
Dividends & interest on all other securities	88	71	55
Total interest and dividend income	10,115	9,840	8,663

Interest Expense

Interest on savings deposits	493	397	322
Interest on time deposits	2,279	2,099	1,485
Interest on federal funds purchased and securities sold under agreement to repurchase and other borrowings	408	366	224
Interest on FHLB advances	984	869	584

Total Interest expense	4,164	3,731	2,615

Net Interest Income	5,951	6,109	6,048
Provision for loan losses	300	300	225

Net interest income after provision for loan losses	5,651	5,809	5,823

Noninterest Income

Income from fiduciary activities	678	633	717
Service charges on deposit accounts	1,334	1,309	1,072
Other service charges, commissions and fees	535	424	498
Income from bank owned life insurance	133	120	123
Gain on available-for-sale securities	1	0	5
Other operating income	106	148	91

Total Noninterest income	2,787	2,634	2,506

Noninterest Expenses

Salaries and employee benefits	3,712	3,712	3,411
Occupancy and equipment	892	870	757
Postage and courier	139	132	118
Service fees	169	226	129
Data processing	169	163	147
Marketing Expense	142	279	64
Customer development	167	134	132
Employee professional development	131	138	115
Other	619	565	625

Total noninterest expenses	6,140	6,219	5,498

Income before taxes	2,298	2,224	2,831
Income tax expense	608	588	774

Net Income	$1,690	$1,636	$2,057

Basic Earnings per share
Average shares outstanding	3,994,992	4,016,500	4,015,377
Net income per share of common stock	$0.42	$0.41	$0.51
Diluted Earnings per share
Average shares outstanding	4,056,488	4,082,747	4,102,075
Net income per share of common stock	$0.42	$0.40	$0.50
Cash Dividends Declared	$0.17	$0.17	$0.16